Exhibit 10.2

SUPPLY AGREEMENT

This SUPPLY AGREEMENT (the “Agreement”) is dated as of the Closing Date, by and between Spansion LLC, a Delaware limited liability company (“Purchaser”), and Powertech Technology Inc., a company organized under the laws of the Republic of China (Taiwan) (“Supplier”).

WHEREAS, the parties have entered into an Asset and Share Purchase Agreement dated August 21, 2009, pursuant to which Supplier will purchase the equity of Spansion Holdings (Singapore) Pte. Ltd. and purchase certain specified assets and assume certain specified liabilities from Purchaser (the “Purchase Agreement”);

WHEREAS, Supplier agrees to supply Purchaser with certain wafer assembly, marking, packaging, distribution and testing services; and

WHEREAS, it is a condition precedent to the closing of the transactions contemplated by the Purchase Agreement that Purchaser and Supplier enter into this Agreement;

NOW, THEREFORE, in consideration of the mutual promises of the parties, and of good and valuable consideration, it is agreed by and between the parties as follows:

1. DEFINITIONS

Any capitalized terms that are used in this Agreement but are not defined in this Section 1 or in the body of this Agreement shall have the meaning set forth in the Purchase Agreement.

1.1 “Change of Control” means a change in the possession, directly or indirectly, of the power, either to (i) vote fifty percent (50%) or more of the securities having ordinary voting power with respect to such Party; (ii) determine the majority of the board of directors of such Party; or (iii) direct or cause the direction of the management policies of such Party, whether through ownership of voting securities or by contract or otherwise.

1.2 “Confidential Information” means any information disclosed by one Party to the other in connection with this Agreement, whether in electronic, written, graphic, oral, machine readable or other tangible or intangible form, that is marked or identified at the time of disclosure as “Confidential” or “Proprietary” or in some other manner so as to clearly indicate its confidential nature, or that would otherwise reasonably be deemed confidential or proprietary by the recipient.

1.3 “Consigned Die” means Purchaser-manufactured flash memory die and Purchaser-procured commercial die supplied by Purchaser to Supplier solely for the purpose of Supplier performing the Services under this Agreement. Title and right of possession to all Consigned Die shall at all times remain with Purchaser and upon termination or expiration of the Agreement shall be returned to Purchaser if not processed as described in this Agreement.

1.4 “Consigned Materials” means Purchaser-procured Materials, other than Consigned Die, that are supplied by Purchaser to Supplier solely for the purpose of Supplier performing the Services under this Agreement. Title and right of possession to all Consigned Materials shall at all times remain with Purchaser and upon termination or expiration of the Agreement shall be returned to Purchaser if not processed as described in this Agreement.

1.5 “Facility” means the processing facility in Suzhou, China.

1.6 “Intellectual Property Rights” means rights in and to all (a) Patents, (b) copyrights, (c) unpatented information, trade secrets, data, or materials, (d) mask work rights, and (e) any other intellectual or other proprietary rights of any kind now known or hereafter recognized in any jurisdiction, but not for purposes of this Agreement, any trademarks, service marks, trade names, trade dress, domain names and similar rights.

1.7 “Lead Time” means the time between the date an order is accepted by Supplier and the date the Products are made available for shipment by Supplier. The Lead Time will vary depending on the Products ordered and will be established in writing in advance by mutual agreement of the parties.

1.8 “Line Item” means the specific weekly quantity for each different Product that is scheduled to ship per Purchaser’s Release, with one Line Item applicable to one shipment per week for one Product.

1.9 “Patent” means U.S. and foreign patents and patent applications claiming any inventions or discoveries made, developed, conceived, or reduced to practice, including all divisions, substitutions, continuations, continuations-in-part, and any reissues, re-examinations and extensions thereof.

1.10 “Performance Standard” means the standards and requirements for performance of the Services, as specified in Exhibit B.

1.11 “Materials” means all material that is part of the final assembled Product assembled by Suzhou Subsidiary (for example, substrates and gold wire), but not indirect material used in the assembly process that does not become part of the final assembled Product (for example, trays and chemicals). For purposes of this Agreement, commercial die and flash die do not constitute “Materials.”

1.12 “Produce” means to assemble, mark, package and distribute, and if requested by Purchaser, test the Products as specified in this Agreement.

1.13 “Product(s)” means a Purchaser semiconductor product in a packaged form that contains a Consigned Die and either the Consigned Materials or the Materials, and which Supplier Produces pursuant to this Agreement.

1.14 “Purchase Order” means Purchaser’s written or electronic document setting forth the specific Services to be rendered to Produce the applicable Products in accordance with the applicable Specifications, Lead Times and other requirements of Purchaser.

1.15 “Release” means a written or electronic authorization from Purchaser specifying the Products desired, the Services to be performed, and the specific quantity of Products required by Purchaser for a specific time period, as well as the specified location for delivery of the applicable Products.

1.16 “Services” means the assembly, marking, packaging, distribution, and, if applicable test, services to be performed by Supplier in accordance with the Performance Standards set forth in Exhibit B.

1.17 “Specifications” shall mean Purchaser’s written specifications for the Products, on a Product-by-Product basis, as set forth in Exhibit A attached hereto or in the applicable Purchase Order.

1.18 “Supplier” shall mean and expressly refer to Powertech Technology Inc. and its designated subsidiaries, including any corporation, limited liability company, partnership or other entity or organization of which Powertech Technology Inc. (either alone or through or together with any other subsidiary of Powertech Technology Inc.) owns, directly or indirectly, a majority of the stock or other equity interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such entity or organization.

1.19 “Through Put Time” means the number of calendar days required to assemble a Product, starting when the Consigned Die (as well as Consigned Material, if applicable) are released from inventory at the Facility in response to a Release, and ending when the Products are shipped to Purchaser.

1.20 “Tooling” means the Product-specific equipment provided by Purchaser to Supplier and listed on Exhibit E solely to enable Supplier to perform the Services.

1.21 “Work in Process” or “WIP” means Product(s) that are in the assembly process, which begins when Consigned Die are released from inventory at the Facility in response to a Release and ends when Products are shipped from the Facility.

2. PRICING

2.1 Price. Purchaser agrees to pay for the Products and Services by paying the prices for the Products set forth in Exhibit C attached hereto. All prices are in U.S. dollars. The prices do not include taxes or duties (as further specified in Section 2.3 below) or shipping costs, each of which shall be separately itemized on the applicable invoices. In addition, as between the parties, Supplier shall be responsible for paying any applicable license fees or royalties required to be paid to third parties relating to the performance of Services and the sale and import of Products. The prices include all other costs applicable to the provision of Services.

2.2 Payment. Supplier shall invoice Purchaser monthly for all Products shipped to Purchaser in the preceding month. Payment shall be made via wire transfer or other agreed upon method within sixty (60) days after the invoice date.

2.3 Taxes. All value added taxes, sales or use taxes, transaction privilege taxes, consumption taxes, GST, gross receipts taxes, and other charges such as duties, customs, tariffs, imposts, and government imposed surcharges, and similar taxes and charges (in each instance other than taxes based on the net income of Supplier) shall be stated separately on Supplier’s invoice and Purchaser will reimburse Supplier for such taxes or charges. Supplier shall remit all such charges to the appropriate tax authority unless Purchaser provides sufficient proof of tax exemption. In the event that Purchaser is required by law to withhold taxes therefrom and to remit such taxes to the local taxing jurisdiction, Purchaser shall duly withhold such taxes and shall pay to the Supplier the remaining net amount after the taxes have been withheld. Purchaser shall not reimburse Supplier for the amount of such taxes withheld. In the event Supplier does not collect tax from Purchaser and is subsequently audited by any tax authority, Purchaser shall not be liable for such tax, interest, or penalties; provided, however, that if Supplier does not collect tax from Purchaser due to Purchaser’s error or refusal, the liability of Purchaser shall include tax assessment as well as penalties or other interest charges. Each party is responsible for its own respective income taxes or taxes based upon gross revenues, including but not limited to business and occupation taxes.

2.4 Cost Reconciliation. The parties agree that the pricing specified in Exhibit C is based upon certain loading and cost assumptions. Purchaser agrees to reimburse certain costs of Supplier for its performance of the Services if the prices charged by Supplier during the first six (6) months following the Closing Date result in a net loss to Supplier as specified in Exhibit C. Any such request for reimbursement must be made in writing within thirty (30) days following expiration of the initial six (6) month period following the Closing Date.

3. CONSIGNMENT

3.1 Test Equipment.

(a) Purchaser shall consign to Supplier and Supplier shall have the right to use the equipment and assets identified on Exhibit D attached hereto owned by Purchaser or its Subsidiaries (the “Test Equipment”) in connection with performing any testing Services under this Agreement. Supplier shall not use the Test Equipment for any unlawful purpose or act or for any purpose not expressly authorized by this Agreement.

(b) Supplier shall have the right to return to Purchaser, at Supplier’s expense, any or all of the Test Equipment upon forty-five (45) days’ prior written notice to Purchaser requesting the removal of such Test Equipment; provided, however, that Supplier may not return any such Test Equipment that is required to perform testing Services required by Purchaser under this Agreement. Purchaser shall have the right to repossess and remove from the premises of Supplier, at Purchaser’s expense, any or all of the Test Equipment upon forty-five (45) days’ prior written notice to Supplier informing Supplier of Purchaser’s intention to remove such Test Equipment. If Supplier reasonably believes that such Test Equipment is required to perform the Services, Supplier shall immediately notify Purchaser and the parties shall negotiate in good faith alternatives for enabling Supplier to perform the required Services or a cancellation of the affected Services. Nothing in this Section 3.1 shall constitute a leasehold interest in favor of Supplier with respect to the Test Equipment.

(c) Supplier shall, at its expense, maintain the Test Equipment in good working condition, normal wear and tear excepted. Title to the Test Equipment shall at all times remain with Purchaser. Supplier shall not sell, pledge, or otherwise encumber or dispose of the Test Equipment.

3.2 Tooling.

(a) Purchaser shall consign to Supplier and Supplier shall have the right to use the Tooling identified on Exhibit E attached hereto owned by Purchaser or its Subsidiaries in connection with performing the Services. Supplier shall not use the Tooling for any unlawful purpose or act or for any other purpose not expressly authorized in this Agreement.

(b) Supplier shall have the right to return to Purchaser, at Supplier’s expense, any or all of the Tooling upon seven (7) days’ prior written notice to Purchaser requesting the removal of such Tooling; provided, however, that Supplier may not return any such Tooling that is required to perform Services required by Purchaser under this Agreement. Purchaser shall have the right to repossess and remove from the premises of Supplier, at Purchaser’s expense, any or all of the Tooling upon seven (7) days’ prior written notice to Supplier informing Supplier of Purchaser’s intention to remove such Tooling. If Supplier reasonably believes that such Tooling is required to perform the Services, Supplier shall immediately notify Purchaser and the parties shall negotiate in good faith alternatives for enabling Supplier to perform the required Services or a cancellation of the affected Services. Nothing in this Section 3.2 shall constitute a leasehold interest in favor of Supplier with respect to the Tooling.

(c) Supplier shall, at its expense, maintain the Tooling in good working condition, normal wear and tear excepted. Title to the Tooling shall at all times remain with Purchaser. Supplier shall not sell, pledge, or otherwise encumber or dispose of the Tooling.

3.3 Consignment Inventory. Purchaser will provide Consigned Die, and during the first six (6) months Consigned Materials, to Supplier from time to time for purposes of Supplier’s performance of Services under this Agreement. Such Consigned Die and Consigned Materials shall be stored in the locations and in the manner at the Facility such Consigned Die and Consigned Materials were stored in prior to the Closing Date or as otherwise specified in the Performance Standards, unless the parties agree in advance in writing on any changes to the storage location or procedures at the Facility. Supplier will use the Consigned Die and Consigned Materials to perform Services and Produce Products on a first-in, first-out basis. Upon reasonable advance written notice to Purchaser, Supplier may elect to obtain Materials on its own to perform the Services instead of receiving Consigned Materials from Purchaser; provided, however, if the purchase of such Materials instead of receipt of Consigned Materials results in an increase of costs to Supplier, then Supplier shall not be entitled to include such additional costs in its calculations for cost reconciliation pursuant to Section 2.4 above.

3.4 Spare Parts. To the extent that Purchaser has spare parts for any of the equipment installed at the Facility as of the Closing Date that does not constitute Test Equipment or Tooling, Purchaser agrees to sell such spare parts at Purchaser’s cost to Supplier upon written request from Supplier. In no event will Purchaser be obligated to sell spare parts to Supplier once Purchaser has supplied Supplier with spare parts equaling One Million U.S. Dollars ($1,000,000) in cost to Purchaser.

4. ORDER AND SHIPMENT

4.1 Forecasts. Purchaser shall endeavor to provide Supplier, in writing and updated on a Purchaser fiscal quarter (“Quarter”) basis, a non-binding, rolling three (3) month forecast of its monthly loading requirements for Products on a Product-by-Product basis by no later than fifty-five (55) days before the start of each Quarter. Any forecasts or demand projections provided by Purchaser to Supplier are for planning purposes only and do not constitute a Purchase Order, a Release, or other commitment by Purchaser to purchase Services or Products. Purchaser shall have no obligation with respect to the purchase of Services or Products under this Agreement unless and until such Services and Products are specified in an issued Release. Purchaser shall have no restrictions on changing forecasts or demand projections.

4.2 Purchase Orders and Releases. Purchaser will purchase Products and Services from Supplier pursuant to open Purchase Orders specifying Products and Performance Standards and specific weekly Releases specifying Line Items and delivery requirements. The parties will meet weekly to discuss loading and required Services prior to Purchaser issuing its weekly Release for the following week. Supplier shall provide written order acknowledgements by confirmed facsimile, electronic transmission, or other mutually-agreed means within five (5) Business Days of receipt of Purchase Orders and one Business Day of receipt of Releases. All Purchase Orders and Releases not specifically rejected in writing by Supplier during such period shall be deemed accepted. Supplier shall accept any Purchase Order or Release submitted by Purchaser to the extent that such Purchase Order or Release is less than ten percent (10%) greater than forecasted amounts. In the event of any discrepancy between a Purchase Order, Release or sales acknowledgment form or notice and the terms of this Agreement, this Agreement shall prevail and any different or additional terms shall be deemed rejected.

4.3 Acceleration. It is anticipated that from time to time there may be instances where an accelerated Lead Time is required to serve the needs of Purchaser. Purchaser shall have the right, without charge, to issue change orders by providing written notice to Supplier prior to the beginning of the production of the Products impacted by such change order. Supplier shall use all reasonable efforts to accommodate Purchaser’s revised Purchase Orders or Releases in accordance with the Lead Times in effect at the time the Purchase Order or Release change is requested.

4.4 Cancellations. Purchaser may cancel any Purchase Order or Release or portion thereof for Services, without charge, upon written notice to Supplier at least thirty (30) days prior to the applicable delivery date. Where notice of cancellation is given less than thirty (30) days prior to the applicable delivery date, Purchaser agrees in such instance to pay Supplier all verified, reasonable out-of-pocket costs for Materials and Work in Process incurred by Supplier for the ordered Products under the cancelled Purchase Order or Release, provided that such raw materials and work in process may not be reasonably used by Supplier in fulfilling subsequent Purchase Orders.

4.5 Reschedules. Purchaser may reschedule the delivery of some or all Products pursuant to any particular Release, without charge, upon written notice to Supplier.

4.6 Allocation. If the Materials are in such short supply that Supplier is unable to completely fulfill Purchaser’s outstanding Purchase Orders, Supplier will use all reasonable efforts to allocate available Materials first to production of the Products for Purchaser.

4.7 Reserved Capacity. Since Purchaser is committing to purchase at least certain amounts of Services, Supplier agrees to reserve capacity at the Facility to perform the Services for Purchaser at least as required to perform Services commensurate with the revenue commitment of Purchaser.

5. SERVICES; DELIVERY

5.1 Services. Supplier will perform the Services at the Facility in accordance with the Performance Standards and in accordance with the schedule set forth in the applicable Purchase Orders and Releases. Supplier shall not use any other location other than the Facility to perform the Services and shall not subcontract the performance of any Service without the prior written consent of Purchaser on a case-by-case basis. Supplier acknowledges and agrees that the Facility, the Products and the Services are qualified as of the Closing Date, and consequently, Supplier agrees not to make any changes to the Facility or to the equipment, tooling, or processes used to Produce the Products without the prior written consent of Purchaser, such consent not to be unreasonably conditioned, delayed, or withheld. If, however, a change is required by government regulation or to address a safety issue, then Supplier agrees to notify Purchaser in writing of such change as soon as possible, identifying in detail the nature of the change and the reason for the change.

5.2 Testing Services. Supplier acknowledges and agrees that certain testing equipment applicable to the Products is installed as of the Closing Date at the Facility and used to test the Products. Purchaser may require Supplier to perform the testing Services specified in the applicable Purchase Orders and in accordance with the Performance Standards. Purchaser will pay the Supplier for any such testing Services as set forth in Exhibit C or the applicable Purchase Order. Supplier acknowledges that Purchaser is not obligated to purchase any testing Services.

5.3 Packaging. Supplier will package the Products for shipment in accordance with the applicable Specifications and Performance Standards.

5.4 Delivery and Risk of Loss. The title and risk of loss with respect to the Products sold and shipped by Supplier to Purchaser hereunder shall pass to Purchaser at the delivery point specified in the applicable Purchase Order or Release. Supplier must conform to the delivery requirements set forth in the applicable Purchase Order and Release.

6. AUDIT AND INSPECTION

6.1 Site Visits. Purchaser may send its employees or agents or permit employees or agents of Purchaser’s customers to visit the Facilities to inspect the production of the Products and Supplier’s performance of the Services specified in this Agreement. Such visits shall be conducted during Supplier’s normal working hours. While visiting Supplier’s facilities, each visitor shall at all times fully comply with Supplier’s plant rules and regulations as well as all reasonable instructions that may be issued by Supplier employees and personnel accompanying any such visitor. Purchaser will have the right to audit Supplier’s performance of the Services and compliance with the Performance Standards upon at least two (2) Business Days’ prior written notice during normal business hours.

6.2 Financial Audit Rights. Supplier shall keep records in sufficient detail to enable Purchaser to verify Supplier’s claims for cost reimbursement under Section 2.4 above. Supplier shall permit said records to be inspected by Purchaser or an independent auditor selected by Purchaser, at Purchaser’s expense, upon at least twenty-four (24) hours notice, during regular business hours. Inspections conducted under this Section 6.2 shall be at Purchaser’s expense, unless a variation or error in Supplier’s calculations have produced an overcharge of three percent (3%) or more for the applicable audited period, in which case Supplier shall bear the reasonable expense of such audit.

6.3 Program Reviews. Purchaser and Supplier agree to participate in regular monthly program reviews by a program review committee established by Purchaser and Supplier to focus on operational details of the Production of the Products.

7. LIMITED WARRANTIES

7.1 Product Warranties. Supplier represents and warrants that (a) all Products shall be free and clear of any liens, claims or encumbrances, (b) all Products shall be Produced in accordance with all applicable laws, and (c) for a period of twelve (12) months from the date any Products are delivered to Purchaser that such Products shall meet the applicable Specifications and shall be free from defects in material and workmanship under normal use provided that the defects of the Products are not attributable to the acts or omissions of Purchaser, and the Products are not:

(a) modified, altered or neglected prior to the use or installation, where such modification, alteration or neglect has caused the non-compliance with warranty;

(b) combined with other products not provided by Supplier or otherwise agreed to by Supplier in writing, where such combination has caused the non-compliance with warranty; or

(c) used in a manner not permitted or contemplated for the intended purpose of the Products, where such use has caused the non-compliance with warranty.

7.2 Remedies for Breach of Warranty. Without limiting any other remedy available in law or equity, if any Products purchased hereunder do not meet the warranty specified in Section 7.1(c) above, unless such non-conformity is attributable solely to the Consigned Die or Consigned Materials as delivered to Supplier, Purchaser may, at Purchaser’s option (i) require Supplier to replace or correct at no cost to Purchaser any defective or nonconforming Products pursuant to the Product return procedures set forth in Section 7.3 below, (ii) return any nonconforming Products to Supplier at Supplier’s expense and recover from Supplier the full sales price and any packaging or shipping costs related thereto, or (iii) procure similar Products from an alternate supplier, and Supplier shall be liable to Purchaser for any and all additional costs or expenses reasonably incurred by Purchaser in procuring such substitute Products. Supplier shall bear all packing, transportation, insurance and other costs incurred in connection with the replacement of defective Products. Furthermore, if Supplier’s failure to deliver Products to Purchaser that conform with the warranty set forth in Section 7.1(c) results in a breach of warranty claim against Purchaser, Supplier will indemnify Purchaser for any liabilities, losses, damages, costs and expenses incurred by Purchaser as the result of such breach of warranty.

7.3 Services Warranty. Supplier represents and warrants that it will perform the Services in accordance with the Performance Standards.

7.4 Intellectual Property Warranty. Supplier represents and warrants that it has the right to Produce the Products and perform the Services, and to make, have made, offer to sell and sell the Products to Purchaser and to import the Products to the United States, including having all necessary licenses from Tessera Technologies, Inc. to perform such activities.

7.5 No Waiver. No inspection or acceptance, approval or acquiescence by Purchaser with respect to the Products shall relieve Supplier from any portion of its warranty obligation nor will waiver by Purchaser of any specification requirement for one or more items constitute a waiver of such requirements for remaining items unless expressly agreed by Purchaser in writing.

7.6 Disclaimer. EXCEPT AS EXPRESSLY PROVIDED IN THIS SECTION 7, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, SUPPLIER EXPRESSLY DISCLAIMS ALL REPRESENTATIONS, WARRANTIES AND CONDITIONS REGARDING THE PRODUCTS AND SERVICES PROVIDED HEREUNDER, WHETHER EXPRESS, IMPLIED OR STATUTORY, AND INCLUDING ALL WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. SUPPLIER ACKNOWLEDGES AND AGREES THAT ALL CONSIGNED DIE, CONSIGNED MATERIALS, TEST EQUIPMENT, TOOLING AND SPARE PARTS ARE PROVIDED “AS IS,” WITHOUT ANY WARRANTY OF ANY KIND. WITHOUT LIMITING THE FOREGOING, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, PURCHASER EXPRESSLY DISCLAIMS ALL REPRESENTATIONS, WARRANTIES AND CONDITIONS REGARDING THE CONSIGNED DIE, CONSIGNED MATERIALS, TEST EQUIPMENT, TOOLING AND SPARE PARTS WHETHER EXPRESS, IMPLIED OR STATUTORY, AND INCLUDING ALL WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

8. INDEMNIFICATION

8.1 Purchaser Indemnity. Except as provided for in Section 8.2 below, Purchaser shall, at its own expense, indemnify, defend and hold Supplier harmless from and against any liabilities, losses, damages, costs or expenses, including reasonable attorneys’ fees, arising from any third party action, claim, suit or proceeding (collectively, “Claims”) alleging infringement or misappropriation of such third party’s Intellectual Property Rights solely to the extent relating to the Consigned Die; provided that Supplier (a) gives Purchaser prompt written notice of any such claim, (b) gives Purchaser through counsel of its choice, sole control of the defense or settlement of such claim; and (c) gives Purchaser all necessary information, assistance and authority to defend such claim, at Purchaser’s request and reasonable expense.

8.2 Supplier Indemnity. Except as expressly provided for in Section 8.1, Supplier shall, at its own expense, indemnify, defend and hold Purchaser harmless from and against any liabilities, losses, damages, costs or expenses, including reasonable attorneys’ fees, arising from any Claims, arising from a breach of Section 7.4 or alleging infringement or misappropriation of such third party’s Intellectual Property Rights relating to the performance of Services and the sale or import of Products; provided that Purchaser (a) gives Supplier prompt written notice of any such claim, (b) gives Supplier through counsel of its choice, sole control of the defense or settlement of such claim; and (c) gives Supplier all necessary information, assistance and authority to defend such claim, at Supplier’s request and reasonable expense.

9. INTELLECTUAL PROPERTY RIGHTS

9.1 Ownership. As between the parties, Purchaser shall own all Intellectual Property Rights relating to the Products and nothing in this Agreement shall be deemed to convey any right, title or interest in or to the Intellectual Property Rights of Purchaser except for the express license grant set forth below. All rights not expressly granted are reserved.

9.2 License Grant. Subject to the terms and conditions of this Agreement, Purchaser grants Supplier a non-exclusive, non-transferable, royalty-free right and license under the applicable Intellectual Property Rights of Purchaser solely to perform the Services for Purchaser specified in this Agreement and to offer to sell, sell and import the Products solely for purchase by Purchaser or Purchaser’s designees.

9.3 Technical Documentation. Subject to the license grant set forth in Section 9.2 above as well as to any license restrictions of third parties to which Purchaser is subject, Purchaser agrees to provide Supplier with copies of the technical data and documentation in Purchaser’s possession that immediately prior to the Closing Date were used to perform the assembly, marking, packaging and distribution activities at the Facility.

10. INSURANCE

Supplier shall maintain in full force and effect during the term of this Agreement insurance covering its activities and obligations in accordance with the requirements set forth below:

Type of Coverage	Minimum Coverage Limits
Worker’s Compensation	Statutory Limits (as required by law)

Employer’s Liability	US$1,000,000 per occurrence

Commercial General Liability* (including without limitation Premises-Operations, Completed Operations, Contractual, Broad Form Property Damage, Personal Injury)	Bodily Injury: US$1,000,000 per occurrence; US$3,000,000 in aggregate Property Damage: US$10,000,000 per occurrence; US$20,000,000 in aggregate
Umbrella or Excess Liability	US$10,000,000 minimum extending General Commercial Liability and Auto

Automobile Liability** [including hired, non-owned auto and mobile equipment (if not covered under the Commercial General Liability policy)]	Bodily Injury: US$100,000 per person; US$200,000 per accident Property Damage: US$100,000 per accident

*	Coverage to apply worldwide without geographic limitation.
**	Only applicable to the extent Supplier (i) operates motor vehicles on Purchaser property as a necessary part of performing services, (ii) transports Purchaser property or Purchaser employees, or (iii) transports hazardous materials to or from Purchaser property or on Purchaser’s behalf.

All such insurance will provide coverage on the basis of occurrences during the policy period, and not on the basis of claims made during the policy period. Supplier will maintain additional insurance coverage if required by law or as required in the applicable Purchase Order. Purchaser and/or any subsidiary of Purchaser shall be named as an additional insured on all policies, except workers’ compensation, and said policies shall waive subrogation against Purchaser and/or any subsidiary of Purchaser when permitted by law. The additional insured endorsement shall provide coverage at least as broad as insurance industry form ISO CG 20 10 11 85. The Workers Compensation policy shall be endorsed to include a waiver of subrogation against Purchaser and/or any subsidiary of Purchaser when permitted by law. Supplier’s insurance policy shall be the primary policy covering claims arising out of Supplier’s or its contractors’ work or activities under this Agreement, and no insurance maintained by Purchaser will contribute unless and until such Supplier’s (and its contractors’) policies are exhausted. Prior to commencing work, Supplier shall provide executed certificates of insurance to Purchaser evidencing and certifying compliance with these insurance requirements, but Purchaser’s failure to object if the certificate of insurance fails to evidence the required coverage shall not serve as a waiver of these requirements. All insurance shall be provided by an insurance carrier licensed to do business in the state where the Services are to be performed and shall be underwritten by insurance carriers with an AM Best rating of at least A - VII. Supplier will notify Purchaser in writing at least sixty (60) days prior to any cancellation, material modification, lapse, or termination of any required insurance policy. If Supplier uses any contractors to perform any activities under this Agreement, Supplier shall ensure that the contractor shall procure and maintain insurance at least as broad (including policy limits) as that required under this Section 10, including naming Supplier and Purchaser and/or any subsidiary of Purchaser as additional insureds under their policies of insurance.

11. TERM AND TERMINATION

11.1 Term. This Agreement shall commence on the Closing Date and shall continue for a period of twelve (12) months, unless terminated earlier by either party for cause pursuant to Section 11.2. This Agreement will be automatically renewed thereafter on a month-to-month basis unless one party provides the other party three (3) months’ advance notice of non-renewal.

11.2 Termination for Cause. This Agreement may be terminated by either party upon the material breach of this Agreement by the other party and the failure to cure such breach within sixty (60) days after receipt of notice of intended termination.

11.3 Effect of Termination. The expiration or termination of this Agreement shall not release either party from any liability which at said date of termination has already accrued to the other party. Upon expiration or termination of this Agreement, Supplier shall promptly deliver all Consigned Die, Consigned Materials, Test Equipment, Tooling and any Work in Process to the location designated by Purchaser and shall follow all reasonable instructions provided by Purchaser regarding such delivery. Unless the Agreement is terminated by Supplier for Purchaser’s material breach, Supplier shall bear the reasonable expense of such delivery obligations. In the event that Supplier has terminated the Agreement for cause, then the reasonable delivery costs shall be borne by Purchaser.

11.4 Survival. Notwithstanding any termination or expiration of this Agreement, Sections 1, 7, 8, 9.1, 10, 11.3, 11.4, 12, 13 and 14, and the applicable provisions of Exhibit B, shall survive any expiration or termination of this Agreement.

12. CONFIDENTIALITY

12.1 Confidentiality. Except as otherwise expressly provided herein, the parties agree that the receiving party shall not, except as expressly provided in this Section 12, disclose to any third party, or use for any purpose except as set forth in Section 12.2 below, any Confidential Information furnished to it by the disclosing party pursuant to this Agreement, except in each case to the extent that it can be established by the receiving party by competent proof that such information:

(a) was already known to the receiving party, other than under an obligation of confidentiality, at the time of disclosure;

(b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving party;

(c) became generally available to the public or otherwise part of the public domain after it disclosure and other than through any act or omission of the receiving party in breach of this agreement;

(d) was independently developed by the receiving party without use of, or reference to, the other party’s confidential information, as demonstrated by documented evidence prepared contemporaneously with such independent development; or

(e) was disclosed to the receiving party, other than under an obligation of confidentiality, by a third party authorized and entitled to disclose such information to others without restriction.

12.2 Permitted Use and Disclosures. Notwithstanding the restrictions of Section 12.1, each party hereto may (a) use Confidential Information disclosed to it by the other to the extent necessary for that party to perform its obligations under this Agreement and (b) use or disclose Confidential Information disclosed to it by the other party to the extent such use or disclosure is reasonably necessary in (i) exercising the rights and licenses granted hereunder, or (ii) complying with applicable laws, governmental regulations or court orders or submitting information to tax or other governmental authorities (including the Securities and Exchange

Commission), (provided that if a party is required to make any such disclosure, other than pursuant to an arrangement to restrict disclosure and use, it will give reasonable advance notice to the other party of such disclosure requirement, and in each case it will use reasonable efforts to secure confidential treatment of such information (whether through protective order or otherwise) and use reasonable efforts to permit the other Party an opportunity maintain confidentiality of its affected Confidential Information). Supplier further acknowledges and agrees that Purchaser may disclose Confidential Information to formal and informal committees and consortia of its creditors formed in Purchaser’s bankruptcy proceedings, as well as to the professional advisors to such creditors, so long as such parties agree to abide by the confidentiality provisions of this Agreement.

13. LIMITATION OF LIABILITY

EXCEPT FOR A BREACH OF A LICENSE GRANT OR A CONFIDENTIALITY OBLIGATION OR TO FULFILL AN INDEMNITY OBLIGATION, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, IN NO EVENT SHALL EITHER PARTY OR ITS RESPECTIVE AFFILIATES BE LIABLE FOR ANY LOST PROFITS, OR FOR ANY SPECIAL, EXEMPLARY, CONSEQUENTIAL OR INCIDENTAL DAMAGES, WHETHER IN CONTRACT, WARRANTY, TORT, STRICT LIABILITY OR OTHERWISE, EVEN IF NOTIFIED OF THE LIKELIHOOD OF SUCH A CLAIM. EXCEPT FOR A BREACH OF A LICENSE GRANT OR A CONFIDENTIALITY OBLIGATION, OR TO FULFILL AN INDEMNITY OBLIGATION, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, IN NO EVENT SHALL EITHER PARTY’S CUMULATIVE LIABILITY TO THE OTHER UNDER THIS AGREEMENT EXCEED THE AMOUNTS PAID OR PAYABLE TO SUPPLIER UNDER THIS AGREEMENT. The parties acknowledge and agree that the foregoing limitations of liability are an essential element of this agreement and that in their absence the terms of this agreement would be substantially different.

14. MISCELLANEOUS

14.1 Governing Law and Arbitration. This Agreement and any dispute arising from the construction, performance or breach hereof shall be governed by and construed and enforced in accordance with the laws of Hong Kong, without reference to its conflict of law principles. All disputes between the parties will be resolved pursuant to the procedures set forth in Section 9.06 of the Purchase Agreement.

14.2 Assignment. Neither party may assign this Agreement, in whole or in part, without the prior written consent of the other party, which consent shall not be unreasonably conditioned, delayed or withheld; provided, however, that either party may assign this Agreement and any licenses granted hereunder without such consent, to a parent, subsidiary, or Affiliate or upon a Change of Control. Any purported assignment without such consent shall be void and of no effect. Subject to the foregoing sentence, this Agreement will be binding on and inure to the benefit of the parties and their respective successors and permitted assigns.

14.3 Representation by Legal Counsel. Each party hereto represents that it has been represented by legal counsel in connection with this Agreement and acknowledges that it has participated in the drafting hereof. In interpreting and applying the terms and provisions of this Agreement, the parties agree that no presumption shall exist or be implied against the Party that drafted such terms and provisions.

14.4 Waiver. It is agreed that no waiver by either party hereto of any breach or default of any of the covenants or agreements herein set forth shall be deemed a waiver as to any subsequent and/or similar breach or default.

14.5 Severability. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect to the fullest extent permitted by law without said provision, and the parties shall amend the Agreement to the extent feasible to lawfully include the substance of the excluded term to as fully as possible realize the intent of the parties and their commercial bargain except to the extent that such amendment can not preserve the essential purpose of this Agreement.

14.6 Independent Contractors. The relationship of the parties hereto is that of independent contractors. The parties hereto are not deemed to be agents, partners or joint ventures of the others for any purpose as a result of this Agreement or the transactions contemplated thereby.

14.7 Compliance with Laws. In exercising their rights under the license granted hereunder, each party shall fully comply in all material respects with the requirements of any and all applicable laws, regulations, rules and orders of any governmental body having jurisdiction over the exercise of rights and the performance of obligations by either party under this Agreement.

14.8 Export Control Regulations. The rights and obligations of the parties under this Agreement, shall be subject in all respects to United States laws and regulations as shall from time to time govern the license and delivery of Technology abroad, including the United States Foreign Assets Control Regulations, Transaction Control Regulations and Export Control Regulations, as amended, and any successor legislation issued by the Department of Commerce, International Trade Administration, or Office of Export Licensing.

14.9 Environmental Matters. Supplier will indemnify and hold Purchaser harmless from and against any liability, loss, damage, cost or expense (including reasonable attorneys fees) arising from or caused by any toxic or hazardous substances or chemicals, as those terms are defined by applicable environmental health or safety laws or regulations, which are used in performance of this Agreement by Supplier, present in scrap disposed of or destroyed by Supplier, or are present at any of the facilities in or during Supplier’s performance of this Agreement.

14.10 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by telecopy with answer back, by express or overnight mail delivered by an internationally recognized air courier (delivery charges prepaid), by registered or certified mail (postage prepaid, return receipt requested) or by e-mail with receipt confirmed by return e-mail to the respective parties as follows:

if to Supplier, to:

Powertech Technology, Inc.

No. 26, Datong Rd., Hsinchu Industrial Park

Hukou, Hsinchu 30352, Taiwan

Attention: Mr. C.C. Liao, Vice President & Deputy Chief Executive Officer

Facsimile No.: +88.63.597.9900

if to Purchaser, to:

Spansion LLC

915 DeGuigne Dr,

Sunnyvale, California 94088, USA

Attention: Nancy Richardson

Facsimile No.: +1.408.616.3762

with a copy to:

Latham & Watkins LLP

140 Scott Drive

Menlo Park, California 94025

Attention: Tad J. Freese

Facsimile No.: (650) 463-2600

or to such other address as the party to whom notice is given may have previously furnished to the other in writing in the manner set forth above. Any notice or communication delivered in person shall be deemed effective on delivery. Any notice or communication sent by e-mail, telecopy or by air courier shall be deemed effective on the first business day following the day on which such notice or communication was sent. Any notice or communication sent by registered or certified mail shall be deemed effective on the third business day following the day on which such notice or communication was mailed.

14.11 Headings; Construction. The headings to the clauses, sub-clause and parts of this Agreement are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. The terms “this Agreement,” “hereof,” “hereunder” and any similar expressions refer to this Agreement and not to any particular Section or other portion hereof. As used in this Agreement, the words “include” and “including,” and variations thereof, will be deemed to be followed by the words “without limitation” and “discretion” means sole discretion.

14.12 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same agreement.

14.13 Complete Agreement. This Agreement with its Exhibits, and the applicable portions of the Purchase Agreement, constitute the entire agreement, both written and oral,

between the parties with respect to the subject matter hereof, and all prior agreements respecting the subject matter hereof (including confidentiality agreements), either written or oral, express or implied, shall be abrogated and canceled. No amendment or change hereof or addition hereto shall be effective or binding on either of the parties hereto unless reduced to writing and executed by the respective duly authorized representatives of Purchaser and Supplier.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have signed this Agreement effective as of the date first set forth above.

Powertech Technology, Inc.

By:	/s/ D.K. Tsai
Name:	D.K. Tsai
Title:	Chairman

Spansion LLC

By:	/s/ John Kispert
Name:	John Kispert
Title:	Chief Executive Officer